Exhibit 4.1

SPECIAL MEETING OF THE BOARD OF DIRECTORS

GRN HOLDING CORPORATION

___________________________

RESOLUTIONS

OF THE BOARD OF DIRECTORS OF

GRN HOLDING CORPORATION A Nevada Corporation

The undersigned, being all of the Directors of GRN Holding Corporation., a Nevada Corporation (the “Corporation”), hereby adopt the following recitals and resolutions by their written consent thereto, effective as of August 22, 2020, hereby waiving all notice of, and the holding of, a meeting of the directors to act upon such matters and resolutions, pursuant to §4.3 of the Corporation’s By-Laws and Title §78:315, et seq. of the Nevada Revised Statutes.

RECITALS

WHEREAS, Section 4.3 of the Corporation’s By Laws provides that a special meeting of the Board of Directors may be called by the Chairman of the Board of Directors;

WHEREAS, the sole Director and Chairman, Mr. Justin Costello, called this Special Meeting of the Board of Directors to entertain, approve and authorize the following corporate actions: (i) Amend Section 5.1 of the Articles of Incorporation as follows:

Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is ~~two hundred sixty million (260,000,000)~~ seven hundred and sixty million (760,000,000) shares, consisting of (a) ~~two~~ seven hundred fifty million (~~2~~750,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

WHEREAS, the Board, in executing the Corporation’s business plan, deems it an exercise of prudent business judgment to approve the amendment and to call a special meeting of the stockholders to consider and approve the subject amendment.

NOW, THEREFORE, BE IT RESOLVED, pursuant to Nevada Revised Statutes 78:390, that the Board does hereby approve amending Section 5.1 of the Corporation’s Articles of Incorporation to increase the total number of authorized shares of the Corporation from 260,000,000 to 760,000,000 shares, 750,000,000 being shares of common stock (“Common Stock”), par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

RESOLVED FURTHER, that the appropriate Officers of the Corporation be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing resolutions consistent with the Corporation’s By Laws, including: (i) placing this Resolution in the appropriate Books and Records of the Corporation, and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing: (ii) calling a special meeting of the stockholders to consider and approve the amendment to the Articles of Incorporation adopted by the Board hereof.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the unanimous vote of the Board of Directors this 22nd day of August, 2020.

ALL DIRECTORS OF GRN HOLDING CORPORATION

/s/ Justin Costello

JUSTIN COSTELLO

DIRECTOR

CHAIRMAN OF THE BOARD